Exhibit 10.4

VIRGIN MEDIA INC. 2010 STOCK INCENTIVE PLAN

(as Amended and Restated Effective June 7, 2013)

1.	Purpose; Construction.

This Virgin Media Inc. 2010 Stock Incentive Plan, which Liberty Global plc, a public limited company incorporated under English law (the “Company”), has amended, adopted and assumed (the “Plan”) effective June 7, 2013 (the “Effective Date”), is intended to encourage share ownership by employees of Virgin Media Inc. and its divisions and subsidiary corporations, and eligible employees of the Company and its subsidiaries, so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees to remain in the employ of Virgin Media Inc. or its subsidiary corporations or the Company or its subsidiaries and to put forth maximum efforts for the success of the Company’s business. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units and Share Awards (each as hereinafter defined). Awards that were outstanding immediately prior to the Effective Date shall continue to be governed by the terms and provisions of the Plan (including Schedule A—UK Employee Subplan) as in effect prior to the Effective Date or the Prior Plans, as applicable; provided, however, that Section 10, Section 14 and the administrative provisions of the Plan as amended and restated effective June 7, 2013 shall apply to awards under the Plan or the Prior Plans that were outstanding immediately prior to the Effective Date and remain outstanding on and after the Effective Date except that this proviso shall not apply to options granted under the UK subplan.

2.	Definitions.

As used in the Plan, the following words and phrases shall have the meanings indicated below:

(a) “Act” shall mean the U.K. Companies Act of 2006.

(b) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(c) “Agreement” shall mean a written or electronic agreement between the Company and a Participant evidencing the grant of an Option, SAR or Award and setting forth the terms and conditions thereof.

(d) “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the Shareholders) shall approve:

(1) any consolidation or merger of the Company, or binding share exchange, pursuant to which Shares of the Company would be changed or converted into or exchanged for cash, securities, or other property (including pursuant to a scheme or arrangement sanctioned by a court under section 899 of the Act), other than any such transaction in which the Shareholders immediately prior to such transaction have the same proportionate ownership of the shares of, and voting power with respect to, the surviving corporation immediately after such transaction;

(2) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are Shareholders immediately prior thereto have less than a majority of the combined voting power of the outstanding capital shares of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange (including pursuant to a scheme or arrangement sanctioned by a court under section 899 of the Act);

(3) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(e) “Award” shall mean a grant of Restricted Shares, a Restricted Share Unit, a Share Award or any or all of them.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(h) “Cause” shall have the meaning of the term “cause” as used in any employment agreement to which the Participant is a party, or, in the absence thereof, shall include insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction or Control Purchase or Board Change, termination for “cause” shall mean only a felony conviction (or its equivalent under local law) for fraud, misappropriation or embezzlement.

(i) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, including any successor statute thereto, and any reference to the Code shall include all treasury regulations and other guidance promulgated thereunder.

(j) “Committee” shall have the meaning set forth in Section 3 hereof.

(k) “Control Purchase” shall mean any transaction (or series of related transactions) in which:

(1) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company) shall purchase any Shares of the Company (or securities convertible into Shares of the Company) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board or

(2) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company, any employee benefit plan sponsored by the Company or any Subsidiary of the Company) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board.

(l) “Disability” shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(m) “Dividend Equivalents” shall mean, with respect to an Award of Restricted Share Units, to the extent specified by the Committee only, a cash amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to Shareholders of record prior to the date Shares are delivered in settlement of the Award of Restricted Share Units on a like number and kind of Shares underlying the Award of Restricted Share Units.

(n) “Domestic Relations Order” shall mean a domestic relations order as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act or the rules thereunder.

(o) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

(p) “Fair Market Value” of a Share on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the Nasdaq or, if not traded on the Nasdaq, such other principal U.S. securities exchange for such security on the date of determination. If for any day the Fair Market Value of a Share is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

(q) “Jointly-Owned Shares” shall mean a Share Award granted pursuant to Section 9(b).

(r) “Merger” shall mean the transactions contemplated pursuant to that certain Agreement and Plan of Merger among Liberty Global, Inc., Lynx Europe Limited, Lynx US Mergerco 1 LLC, Lynx US Mergerco 2 LLC, Viper US Mergerco 1 LLC, Viper US Mergerco 2 LLC and Virgin Media Inc. dated February 2, 2013, as thereafter amended from time to time.

(s) “Merger Ratio” shall mean the product of the relevant number of shares and 0.72, rounded down to the nearest whole Share.

(t) “Nasdaq” means the Nasdaq Global Select Market.

(u) “Option” shall mean an option to purchase Shares in accordance with the terms and conditions set forth in the applicable Agreement.

(v) “Participant” shall mean a person to whom an Award, SAR or Option has been granted under the Plan.

(w) The terms “Performance Award,” “Performance Cycle” and “Performance Objectives” shall have the meanings set forth in Section 11 hereof.

(x) “Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

(y) “Prior Plans” shall mean the Amended and Restated NTL 2004 Stock Incentive Plan, the NTL Incorporated 2004 Stock Incentive Plan and the Virgin Media Inc. 2006 Stock Incentive Plan.

(z) “Restricted Shares” shall mean Shares issued or transferred to an Eligible Individual (as defined in Section 4) pursuant to Section 8.

(aa) “Restricted Share Unit” shall mean rights granted to an Eligible Individual (as defined in Section 4) pursuant to Section 8 representing a number of hypothetical Shares.

(bb) “Rule 16b-3” shall mean Rule 16b-3 promulgated under Section 16 of the Exchange Act (or any other comparable provisions in effect at the time or times in question).

(cc) “Share” shall mean each or any (as the context may require) class of the Company’s ordinary shares.

(dd) “Shareholder” shall mean a holder of the ordinary or preference shares of the Company, known as a “member” under English law.

(ee) “Share Appreciation Right” or “SAR” shall mean share appreciation rights awarded pursuant to Section 7, with respect to Shares.

(ff) “Share Award” shall mean an Award of Shares granted pursuant to Section 9.

(gg) “Subsidiary” of a Person shall mean any present or future subsidiary (as defined in Section 424(f) of the Code) of such Person or any business entity in which such Person owns, directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of a Person for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of Section 4, a Subsidiary shall additionally mean a subsidiary within Section 1159 of the Act.

3.	Administration.

(a) Committee; Procedure. The Plan shall be administered by the Compensation Committee of the Board or such other committee appointed by the Board (the committee that administers the Plan, the “Committee”).

(b) Committee Powers. The Committee shall have the authority and discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (1) grant Options, SARs and Awards; (2) interpret and administer the Plan, (3) resolve any ambiguity, reconcile any inconsistency, correct any default or deficiency and/or supply any omission in the Plan or any instrument or agreement relating thereto, (4) determine the purchase price of the Shares covered by each Option (the “Option Price”) and the base price applicable to a Free Standing SAR (as defined in Section 7); (5) determine the vesting schedule and duration of each Option, SAR or Award; (6) determine the type or types of Options, SARs and Awards to be granted; (7) determine the persons to whom, and the time or times at which, Options, SARs and Awards shall be granted; (8) determine the number of Shares to be covered by each Option, SAR and Award; (9) prescribe, amend and rescind rules and regulations relating to the Plan; (10) determine the terms and provisions of the Agreements (which need not be identical) entered into in connection with Options, SARs and Awards granted under the Plan; (11) accelerate the vesting or exercisability of any Option, SAR or Award; (12) make any amendment or modification to any Agreement consistent with the terms of the Plan, including the extension of the term of any Option, SAR or Award; and (13) make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Option, SAR or Award or any documents evidencing any and all Options, SARs and Awards shall be within the sole discretion of the Committee, may be made at any time pursuant to the Plan and shall be final, conclusive, and binding upon all parties, including, without limitation, the Company and its Subsidiaries, any Affiliate, any Participant, any holder or beneficiary of any Options, SARs and Awards, and any Shareholder. All determinations of the Committee shall be made by a majority of its members at any meeting or by unanimous written consent (including by electronic transmission).

(c) Committee Vacancies. The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more members of the Committee and substitute others. One member of the Committee may be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable.

(d) Exculpation. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option, SAR or Award granted hereunder.

(e) No Repricing of Options or SARs. The Committee shall have no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of Section 10) or amendment, and no such adjustment or amendment shall be made, that reduces the Option Price of an Option or the base price of a SAR previously granted under the Plan, unless the Shareholders shall have approved such adjustment or amendment.

4.	Eligibility.

Options, SARs and Awards may be granted to employees of the Company and its Subsidiaries designated by the Board to participate in the Plan (“Eligible Individuals”) as the Committee shall select; provided, however, that individuals who were employees of Liberty Global, Inc. or any of its Subsidiaries as of the date immediately prior to the consummation of the Merger shall not be Eligible Individuals. In determining the persons to whom Options, SARs and Awards shall be granted and the number of Shares to be covered by each Option, SAR and Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. An Eligible Individual shall be eligible to receive more than one grant of an Option, SAR or Award during the term of the Plan, but only on the terms and subject to the restrictions set forth herein.

5.	Shares Subject to the Plan; Grant Limitations.

(a) Settlement in Shares; Origin of Shares. All Options, SARs and Awards granted under the Plan may be settled in Shares only. Shares issued pursuant to the Plan shall be fully paid and, to the extent permitted by the laws of England and Wales, made available from Shares acquired by or gifted to the Company, newly allotted and issued Shares, or Shares acquired by or issued or gifted to the trustees of an employee benefit trust established in connection with the Plan.

(b) Shares Available for Grant.

(1) Original Shares. Prior to the Effective Date, the aggregate number of shares of Virgin Media Inc. as to which Options and Awards could be granted from time to time could not exceed the sum of (i) 11,000,000, (ii) the number of shares available for issuance or granting of new options or awards under the Virgin Media Inc. 2006 Stock Incentive Plan as of the original effective date of the Plan, as determined by the Board, and (iii) any shares forfeited pursuant to awards or options granted under the Prior Plans after the original effective date of the Plan and before the Effective Date.

(2) Shares Available for Grant on the Effective Date. As a result of the Merger, as of the Effective Date, the aggregate number of Shares as to which Options, SARs and Awards may be granted from time to time under the Plan shall not exceed the number of shares remaining available for grant under the Plan as of the date immediately prior to the consummation of the Merger multiplied by the Merger Ratio. After the Effective Date, in the event that any portion of (i) an outstanding Option, SAR or Award granted under the Plan or (ii) an option or award granted under the Prior Plans which remains outstanding on the Effective Date, in each case, expires or is canceled, surrendered, exchanged, or otherwise terminated without having been exercised or settled for the full number of Shares subject thereto, the Shares allocable to such portion (including, if applicable, all shares subject to the Option, SAR or Award) shall (unless the Plan shall have been terminated) become available for subsequent grants of Options, SARs and Awards under the Plan. Upon the granting of an Option, SAR or Award, the number of Shares available under this Section 5 for the granting of further Options, SARs and Awards shall be reduced by the number of Shares in respect of which the Option, SAR or Award is granted or denominated.

(c) Individual Limit. The aggregate number of Shares with respect to which Options, SARs and Awards may be granted to any individual Participant during the Company’s fiscal year shall not exceed 2,880,000.

(d) Adjustment. The Share limitations established in Section 5(b)(2) and Section 5(c) shall be subject to adjustment as provided in Section 10 hereof.

6.	Terms and Conditions of Options.

Each Option granted pursuant to the Plan shall be evidenced by an Agreement, which shall comply with and be subject to the following terms and conditions:

(a) Number of Shares. Each Agreement evidencing the grant of an Option shall state the number of Shares to which the Option relates.

(b) Option Price. Each Agreement evidencing the grant of an Option shall state the Option Price, which shall be determined by the Committee at the time of grant; provided, however, that the Option Price shall in no event be less than the Fair Market Value of a Share at the time of grant. The Option Price shall be subject to adjustment as provided in Section 10 hereof. An Option shall be considered to be granted on the date the Committee takes action to grant such Option or such later date as may be designated by the Committee in the resolution authorizing the grant of such Option.

(c) Medium and Time of Payment. Options may be exercised in whole or in part at any time during the Option period by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment of the Option Price and otherwise in accordance with the Agreement pursuant to which the Option was granted. Payment of the Option Price shall be made in such manner as the Committee may provide in the Agreement evidencing the grant of the Option, which may consist of (i) cash, (ii) check, (iii) promissory note (subject to the Act and other applicable law), (iv) the withholding of Shares of the applicable class of Shares issuable upon such exercise of the Option, (v) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price (subject to the Act and other applicable law), or (vi) any combination of the foregoing methods of payment, or such other consideration and method of payment as may be permitted for the issuance of Shares under the Act. Any Shares withheld as payment of the Option Price under an Option shall be valued at their Fair Market Value. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

(d) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; provided, further, that such exercise period shall not exceed ten (10) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Section 13 hereof. An Option may be exercised, as to any or all full Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Company’s Option administrator or to such individual(s) as the Committee may from time to time designate.

(e) Nontransferability of Options. Unless otherwise provided in the Agreement, no Option granted hereunder shall be transferable by the Participant to whom it was granted, other than by will or the laws of descent and distribution or pursuant to a Domestic Relations Order, and, except as otherwise provided in a Domestic Relations Order, the Option may be exercised during the lifetime of such Participant only by the Participant or such Participant’s guardian or legal representative.

(f) Rights as a Shareholder. A Participant or a transferee of an Option shall have no rights as a Shareholder with respect to any Shares covered by the Option until the date of the issuance of a share certificate or evidence of book entry shares to him or her for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 10 hereof.

7.	Terms and Conditions of SARs.

Each SAR granted pursuant to the Plan shall be evidenced by an Agreement, which shall comply with and be subject to the following terms and conditions of this Section 7. A SAR may be granted to a Participant who holds an Option (hereinafter called a “related Option”) with respect to all or a portion of the Shares subject to the related Option (a “Tandem SAR”) or may be granted separately to an Eligible Individual (a “Free Standing SAR”).

(a) Number of Shares; Term. Each Agreement evidencing the grant of a SAR shall state the number of Shares as to which the SAR relates. The term of a Free Standing SAR shall not exceed ten (10) years from the date of grant of such SAR.

(b) Tandem SARs. A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of Shares with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, (i) the Participant shall be entitled to receive, for each of the applicable classes of Shares with respect to which the Tandem SAR is being exercised, consideration (in the form determined as provided in Section 7(d)) equal in value to the excess of the Fair Market Value of a Share of the applicable class of Shares with respect to which the Tandem SAR was granted on the date of exercise over the related Option Price per Share, and (ii) the related Option with respect thereto shall be canceled automatically to the extent of the number of Shares with respect to which the Tandem SAR was so exercised.

(c) Free Standing SARs. Free Standing SARs shall be exercisable at the time, to the extent and upon the terms and conditions set forth in the applicable Agreement. The base price of a Free Standing SAR may be no less than the Fair Market Value of the Shares with respect to which the Free Standing SAR was granted as of the date the Free Standing SAR is granted. Subject to the limitations of the Plan, upon the exercise of a Free Standing SAR and unless otherwise determined by the Committee and provided in the applicable Agreement, the Participant shall be entitled to receive from the Company, for each Share with respect to which the Free Standing SAR is being exercised, consideration (in the form determined as provided in Section 7(d)) equal in value to the excess of the Fair Market Value of a Share with respect to which the Free Standing SAR was granted on the date of exercise over the base price per Share of such Free Standing SAR.

(d) Consideration. The consideration to be received upon the exercise of a SAR by the Participant shall be paid in the applicable class of Shares with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR). No fractional Shares shall be issuable upon exercise of a SAR, and unless otherwise provided in the applicable Agreement, the Holder will receive cash in lieu of any fractional Shares. Unless the Committee shall otherwise determine, to the extent a Free Standing SAR is exercisable, it will be exercised automatically on its expiration date.

(e) Nontransferability of SARs. Unless otherwise provided in the Agreement, no SAR granted hereunder shall be transferable by the Participant to whom it was granted, other than by will or the laws of descent and distribution or pursuant to a Domestic Relations Order, and, except as otherwise provided in a Domestic Relations Order, the SAR may be exercised during the lifetime of such Participant only by the Participant or such Participant’s guardian or legal representative.

(f) Rights as a Shareholder. A Participant or a transferee of a SAR shall have no rights as a Shareholder with respect to any Shares covered by the SAR until the date of the issuance of a share certificate or evidence of book entry shares to him or her for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 10 hereof.

8.	Terms and Conditions of Restricted Shares and Restricted Share Units.

(a) Restricted Shares. Each Award of Restricted Shares granted pursuant to the Plan shall be evidenced by an Agreement, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreement may require that an appropriate legend be placed on Share certificates. Awards of Restricted Shares shall be subject to the terms and provisions set forth below in this Section 8(a) and in Section 13.

(1) Rights of Participant. Restricted Shares granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted, provided that, as required by the Committee, the Participant has executed an Agreement evidencing the Award, the appropriate blank share powers and an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Shares shall be deposited together with the share powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery or transfer of the Shares to the escrow agent, the Participant shall have all of the rights of a Shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares, subject to the terms of Section 8(a)(4).

(2) Non-transferability. Until all restrictions upon the Restricted Shares awarded to a Participant shall have lapsed in the manner set forth in Section 8(a)(3), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(3) Lapse of Restrictions. Subject to the provisions of Section 13, restrictions upon Restricted Shares awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(4) Treatment of Dividends. Unless otherwise determined by the Committee, dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company or its agent for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Restricted Shares) or held in cash. Any deferred dividends shall not bear interest or be segregated in a separate account. Payment of deferred dividends in respect of Restricted Shares (whether held in cash or as additional Restricted Shares) shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Restricted Shares shall be forfeited upon the forfeiture of such Shares. Any such deferral shall be done in a manner that complies with Section 409A of the Code.

(5) Delivery of Shares. Upon the lapse of the restrictions on Restricted Shares, the Committee shall cause a share certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Restricted Shares, free of all restrictions hereunder.

(b) Restricted Share Unit Awards. Each Award of Restricted Share Units granted pursuant to the Plan shall be evidenced by an Agreement, which shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Share Units shall be subject to the terms and provisions set forth below in this Section 8(b) and in Section 13.

(1) Payment of Awards. Each Restricted Share Unit shall represent the right of the Participant to receive, upon vesting of the Restricted Share Unit or on any later date specified by the Committee, in either case, at the Committee’s discretion, a number of Shares set forth in the applicable Agreement.

(2) Dividend Equivalents. Unless otherwise provided in the Agreement, a Participant shall be entitled to receive Dividend Equivalents with respect to the Shares covered by an Award of Restricted Share Units. Dividend Equivalents may be paid at the same time dividends or other distributions are paid to the Shareholders or may be deferred. Any deferral of Dividend Equivalents shall be done in a manner that complies with Section 409A of the Code.

9.	Terms and Conditions of Share Awards.

(a) General. The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company. The Participant shall not sell, transfer, or otherwise dispose of and shall not pledge or otherwise hypothecate a Share Award or any portion thereof while such Share Award remains subject to vesting conditions or other restrictions set forth in an Agreement.

(b) Jointly-Owned Shares. A Share Award may be made in Shares that are jointly owned by the Participant and a trust. The Participant’s interest in the Jointly-Owned Shares shall be as determined by the Committee and shall be subject to such terms and conditions as may be established by the Committee. The Participant’s interest in the Jointly-Owned Shares shall be settled by the delivery of Shares having a Fair Market Value equal to the value of such interest. Any portion of the Jointly-Owned Shares that are not delivered to the Participant shall be available for issuance to Participants in respect of Options, SARs or Awards granted under the Plan.

10.	Effect of Certain Changes.

If the Company subdivides its outstanding Shares into a greater number of Shares (by Share dividend, Share split, reclassification, alteration of capital, capitalization of profits, bonus issue or otherwise) or combines its outstanding Shares into a smaller number of Shares (by reverse Share split, reclassification, or otherwise) or if the Committee determines that there is any variation in the share capital of the Company or that there is any Share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase any class of Shares or other similar corporate event (including compromises or arrangements sanctioned by a court under section 899 of the Act, mergers or consolidations, other than those which constitute Approved Transactions) affects any class of Shares so that an adjustment is required to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, may make such adjustments to any or all of (i) the number and kind of Shares which thereafter may be awarded, optioned or otherwise made subject to the benefits contemplated by the Plan, (ii) the number and kind of Shares subject to outstanding Options, SARs and Awards, and (iii) the Option Price or SAR base price with respect to Options and SARs, provided, however, that the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, if all Shares of any class of Shares are redeemed, then each outstanding Option, SAR and Award shall be adjusted to substitute for the Shares subject thereto the kind and amount of cash, securities or other assets issued or paid in the redemption of the equivalent number of Shares of such class of Shares and otherwise the terms of such Option, SAR or Award, including, in the case of Options or similar rights, the aggregate Option Price, and, in the case of Free Standing SARs, the aggregate base price, shall remain constant before and after the substitution (unless otherwise determined by the Committee and provided in the applicable Agreement).

11.	Performance Awards.

(a) Grants of Performance Awards. Unless otherwise set forth in an Agreement, all Options and SARs granted under the Plan are intended to constitute Performance Awards. In addition, the Committee may, in its sole discretion, provide in Agreements evidencing other Awards granted to Eligible Individuals under the Plan that such Awards are intended to constitute Performance Awards.

(b) Enumeration of Performance Objectives. Performance Awards other than Options and SARs shall be payable solely on account of the attainment of one or more of the following performance objectives (the “Performance Objectives”) during a specified period of time (the “Performance Cycle”) as designated by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization),

(ii) net income, (iii) operating income, (iv) earnings per share, (v) book value per share, (vi) return on shareholder’s equity, (vii) expense management, (viii) return on investment, (ix) improvement in capital structure, (x) profitability of an identifiable business unit or product, (xi) maintenance or improvement of product margins, (xii) share price, (xiii) market share, (xiv) revenue or sales, (xv) costs, (xvi) cash flow, (xvii) working capital or capital expenditures, (xviii) return on assets, (xix) total shareholder return (xx) gross margin, (xxi) number of customers and/or products, (xxii) revenue per customer and/or product, (xxiii) net promoter score or (xxiv) any combination of the foregoing. The Committee may, in its discretion, apply Performance Objectives to Options and SARs granted under the Plan. Performance Objectives may be in respect of performance of the Company, any of its Subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance or to the performance of one or more other entities or objective indices or benchmarks) and may be expressed in terms of a progression within a specific range.

(c) Establishment of Performance Objectives. If the Committee intends for a Performance Award to comply with the requirements of Section 162(m) of the Code, the Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which 25% of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while satisfaction of the Performance Objectives remains substantially uncertain.

(d) Determination of Performance. Following the completion of the applicable Performance Cycle and prior to the vesting or settlement of any Performance Award granted to a Participant which is subject to Performance Objectives, the Committee shall certify in writing the extent to which the applicable Performance Objectives have been satisfied. To the extent set forth in the Agreement evidencing a Performance Award, the Committee may, in its sole discretion, reduce the number of Shares issued upon settlement of a Performance Award.

(e) Effect of Certain Events.

(1) Unless otherwise provided by the Committee at the time the Performance Objectives in respect of a Performance Award are established, performance with respect to a Performance Award shall be automatically adjusted during the applicable Performance Cycle to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles (to the extent applicable). In addition, at the time of the granting of a Performance Award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a share split, share dividend or any compromise or arrangement sanction by a court under section 899 of the Act), special charges and changes in applicable tax laws.

(2) Notwithstanding any provision of the Plan to the contrary, Performance Awards shall at all times be administered in compliance with Section 162(m) of the Code and the regulations promulgated thereunder. Without limiting the generality of the preceding sentence, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to Performance Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as Performance Awards (including, without limitation, the discretion to increase the amount of compensation payable upon the attainment of Performance Objectives).

(f) Definitions. For purposes of this Section 11, “Performance Award” means awards the compensation payable with respect to which is based upon the attainment of Performance Objectives and includes Awards intended to consist of “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

12.	Agreement by Participant Regarding Withholding Taxes.

The obligation of the Company or any Subsidiary to deliver Shares, Dividend Equivalents or cash dividends under the Plan shall be subject to applicable national, state and local tax and employee social security contribution withholding requirements. National, state and local withholding tax and employee social security contribution withholding due at the time an Award is granted, upon the exercise of any Option or upon the vesting of, or expiration of restrictions with respect to, Awards or the satisfaction of the Performance Objectives applicable to a Performance Award, as appropriate, may, in the discretion of the Committee, be paid through the withholding of Shares otherwise issuable to a Participant, upon such terms and conditions as the Committee shall determine. If a Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company or any Subsidiary of all such national, state and local taxes and employee social security contributions required to be withheld, then the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any national, state or local taxes and employee social security contributions of any kind required to be withheld by the Company with respect to such Option, SAR or Award.

13.	Termination of Employment; Effect of Certain Events.

(a) Termination of Employment. In the event that a Participant’s employment with the Company shall terminate prior to an Option or SAR becoming exercisable or being exercised, or prior to delivery of Shares, deferred dividends or Dividend Equivalents in settlement of an Award, then all Options, SARs, Awards, deferred dividends or Dividend Equivalents granted to such Participant shall thereafter vest and/or become exercisable to the extent provided in the Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof, (ii) if the Participant’s employment with the Company terminates by reason of death or Disability, then the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR), and (iii) any termination of employment with the Company for Cause will be treated in accordance with the provisions of Section 13(b) below.

(b) Termination for Cause. Unless otherwise provided in the Agreement, if a Participant’s employment with the Company shall terminate for Cause, then (i) all Options and SARs theretofore granted to such Participant shall terminate immediately and (ii) all Awards, deferred dividends and Dividend Equivalents shall be forfeited immediately.

(c) Effect of Approved Transaction, Board Change and Control Purchase. In the event of any Approved Transaction, Board Change or Control Purchase, unless the applicable Agreement provides otherwise, (i) each outstanding Option and SAR granted under the Plan shall become exercisable in full in respect of the aggregate number of Shares covered thereby effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction, (ii) the restrictions upon Restricted Shares awarded under the Plan shall be deemed to have expired and all such Restricted Shares shall become vested effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction, and (iii) each Award of Restricted Share Units shall become vested in full effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Committee may, in its discretion, determine that any or all outstanding Options, SARs, Awards of Restricted Shares and Awards of Restricted Share Units granted pursuant to the Plan will not become vested and/or will not become exercisable on an accelerated basis in connection with an Approved Transaction if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new option, share appreciation right or other award for such Option, SAR, Award of Restricted Shares or Award of Restricted Share Units or to assume such Option, SAR, Award of Restricted Shares or Award of Restricted Share Units and to make such new or assumed option, share appreciation right or other award, as nearly as may be practicable, equivalent to the old Option, SAR, Award of Restricted Shares or Award of Restricted Share Units (before giving effect to any acceleration of the exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the applicable class of Shares may be changed, converted or exchanged in connection with the Approved Transaction.

14.	Effect of Transfer of Employment; Rights as an Employee.

For purposes of this Plan, employment with the Company shall include employment with any Subsidiary of the Company and employment with any Affiliate of the Company whose employees have been designated by the Board as eligible to participate in the Plan, and Options, SARs and Awards granted under this Plan shall not be affected by a Participant’s transfer of employment between or among the Company, a Subsidiary of the Company or such Affiliate of the Company. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Company or its Subsidiaries or Affiliates or affect the right of any such entity to terminate the employment of any Participant at any time with or without Cause.

15.	Other Provisions.

Each Option, SAR and Award granted under the Plan shall be evidenced by an Agreement. The Agreements authorized under the Plan shall contain such other provisions, including, without limitation, the imposition of restrictions upon the exercise of an Option or SAR or the transfer of Shares underlying an Award and the inclusion of any condition as the Committee shall deem advisable. By acceptance of an Award, SAR or Option, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award, SAR or Option is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary of the Company. In addition, each beneficiary of a deceased Participant shall be deemed to have agreed that such Award, SAR or Option will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary of the Company.

16.	Term of Plan.

Options, SARs and Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the original effective date of the Plan on June 9, 2010.

17.	Amendment and Termination of the Plan.

The Committee at any time and from time to time may suspend, terminate, modify or amend the Plan. No suspension, termination, modification or amendment of the Plan may adversely affect any Option, SAR or Award previously granted, unless Section 19 applies or the written consent of the Participant (or, as applicable, a permissible transferee) is obtained.

18.	Interpretation.

The Plan is designed and intended, to the extent applicable, to comply with the Act, Rule 16b-3 and all provisions hereof and to satisfy the requirements of Section 162(m) of the Code, Section 409A of the Code (or to be exempt from the requirements of Section 409A of the Code) and any other applicable English or U.S. corporate, tax or securities law and shall be construed in a manner to so comply.

19.	Section 409A of the Code.

Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan in any manner, or take any other action, that it determines, in its reasonable discretion exercised in good faith, is necessary, appropriate or advisable to cause the Plan and the Options, SARs and Awards granted thereunder to comply with Section 409A of the Code and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A of the Code and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.

20.	Effect of Headings.

The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

21.	Regulations and Other Approvals; Governing Law.

(a) The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

(b) The obligation of the Company to sell, deliver or transfer Shares with respect to Options, SARs and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable English and/or U.S. corporate, tax and securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c) The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

(d) Each Option, SAR and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any other law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option, SAR or Award or the issuance of Shares, no Options, SARs or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

(e) Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option, SAR or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

22.	Subplans.

The Company may, in its discretion, adopt any subplan to the Plan (“Subplan”) as it deems necessary, including, without limitation, to provide that grants of Options, SARs and Awards with respect to Participants working outside the United Kingdom or the United States comply with matters of local law or practice, including corporate, tax, exchange control and securities laws. For the avoidance of doubt, grants made pursuant to any Subplan shall be subject to the limitations provided in Section 5 hereof.

23.	Original Effective Date of Plan.

The compensation committee of the board of directors of Virgin Media Inc. originally approved the Plan in 2010 subject only to the approval by the affirmative vote of the holders of a majority of the securities of Virgin Media Inc. present, or represented, and entitled to vote at a meeting of shareholders duly held in accordance with the applicable laws of the State of Delaware on June 9, 2010. From and after the original effective date of the Plan, no further awards were to be granted under the Virgin Media Inc. 2006 Stock Incentive Plan.

ANNEX 1

This Annex 1 to the Virgin Media Inc. 2010 Stock Incentive Plan (as Amended and Restated Effective June 7, 2013) (the “Plan”) governs SARs and Awards granted under the Plan that are payable in cash, Shares or any combination thereof. Any SARs or Awards granted pursuant to this Annex 1 are subject to all of the terms and conditions set forth in the Plan except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan, as indicated below. Any Award that may be settled in cash or in a combination of cash and Shares shall be granted only under an Annex to the Plan.

Section 5

Section 5(a) Settlement in Cash or Shares; Origin of Shares. The following sentence shall replace the first sentence of Section 5(a) for purposes of this Annex 1:

All Options granted under the Plan may be settled in Shares only; SARs and Awards granted under the Plan pursuant to Annex I may be settled in Shares, cash or a combination thereof.

Section 5(b)(2) Shares Available for Grant on the Effective Date. The following sentence shall replace the second sentence of Section 5(b)(2) for purposes of this Annex 1:

After the Effective Date, in the event that any portion of (i) an outstanding Option, SAR or Award granted under the Plan or (ii) an option or award granted under the Prior Plans which remains outstanding on the Effective Date, in each case, expires or is canceled, surrendered, exchanged, settled in cash or otherwise terminated without having been exercised or settled for the full number of Shares subject thereto, the Shares allocable to such portion (including, if applicable, all shares subject to the Option, SAR or Award) shall (unless the Plan shall have been terminated) become available for subsequent grants of Options, SARs and Awards under the Plan.

Section 7

Section 7(d) Consideration. The following shall replace the first sentence of Section 7(d) for purposes of SARs granted under this Annex 1:

The consideration to be received upon the exercise of a SAR by the Participant shall be paid in the applicable class of Shares with respect to which the SAR was granted (valued at Fair Market Value on the date of exercise of such SAR), cash or a combination thereof.

Section 8

Section 8(b)(1) Payment of Awards. The following sentence shall replace Section 8(b)(1) for purposes of Awards granted under this Annex 1:

Each Restricted Share Unit shall represent the right of the Participant to receive, upon vesting of the Restricted Share Unit or on any later date specified by the Committee, in either case, at the Committee’s discretion, (i) a number of Shares set forth in the applicable Agreement or (ii) an amount of cash equal to the Fair Market Value of such Shares.

Section 12

Section 12 Agreement by Participant Regarding Withholding Taxes. The following paragraph shall replace Section 12 of the Plan for purposes of Options, SARs and Awards granted under this Annex 1.

The obligation of the Company or any Subsidiary to deliver Shares, Dividend Equivalents or cash dividends under the Plan shall be subject to applicable national, state and local tax and employee social security contribution withholding requirements. National, state and local withholding tax and employee social security contribution withholding due at the time an Award is granted, upon the exercise of any Option or upon the vesting of, or expiration of restrictions with respect to, Awards or the satisfaction of the Performance Objectives applicable to a Performance Award, as appropriate, may, in the discretion of the Committee, be paid through the withholding of Shares otherwise issuable to a Participant or through the withholding of cash otherwise payable to a Participant pursuant to a SAR or Award, upon such terms and conditions as the Committee shall determine. If a Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company or any Subsidiary of all such national, state and local taxes and employee social security contributions required to be withheld, then the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any national, state or local taxes and employee social security contributions of any kind required to be withheld by the Company with respect to such Option, SAR or Award

Section 13

Section 13(a) Termination of Employment. The following paragraph shall replace Section 13(a) of the Plan for purposes of Options, SARs and Awards granted under this Annex 1.

In the event that a Participant’s employment with the Company shall terminate prior to an Option or SAR becoming exercisable or being exercised, or prior to delivery of Shares, cash, deferred dividends or Dividend Equivalents in settlement of an Award, then all Options, SARs, Awards, deferred dividends or Dividend Equivalents granted to such Participant shall thereafter vest and/or become exercisable to the extent provided in the Agreement; provided, however, that, unless otherwise determined by the Committee and provided in the Agreement, (i) no Option or SAR may be exercised after the scheduled expiration date thereof, (ii) if the Participant’s employment with the Company terminates by reason of death or Disability, then the Option or SAR shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option or SAR), and (iii) any termination of employment with the Company for Cause will be treated in accordance with the provisions of Section 13(b) below.

Section 15

Section 15 Other Provisions. The following sentence shall supplement Section 15 for purposes of SARs and Awards granted under this Annex 1:

Neither the Company nor any Subsidiary of the Company shall be required to segregate any cash which may at any time be represented by SARs or Awards, and the Plan shall constitute an “unfunded” plan for the Company.

ANNEX 2

This Annex 2 to the Virgin Media Inc. 2010 Stock Incentive Plan (as Amended and Restated Effective June 7, 2013) (the “Plan”) governs Options, SARs and Awards granted to independent contractors or employees of Affiliates that are not Subsidiaries within the meaning of section 1159 of the Act under the Plan or Annex 1. Any Options, SARs or Awards granted pursuant to this Annex 2 are subject to all of the terms and conditions set forth in the Plan and Annex 1, as applicable, except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan and Annex 1, as indicated below.

Section 1

Section 1 Purpose; Construction. The following sentence shall replace the first sentence of Section 1 of the Plan:

This Virgin Media Inc. 2010 Stock Incentive Plan, which Liberty Global plc, a public limited company incorporated under English law (the “Company”), has amended, adopted and assumed (the “Plan”) effective June [__], 2013 (the “Effective Date”), is intended to encourage share ownership by employees and independent contractors of Virgin Media Inc. and its divisions and subsidiary corporations and other affiliates, and eligible employees and independent contractors of the Company and its subsidiaries, so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees and independent contractors to remain in the employ of Virgin Media Inc. or its subsidiary corporations or affiliates or the Company or its subsidiaries and to put forth maximum efforts for the success of the Company’s business.

Section 2

Section 2 Definitions. References in the definition of “Cause” to “employment” shall be replaced with references to “independent contractor” for purposes of Options, SARs and Awards granted under this Annex 2.

Section 4

Section 4 Eligibility. The following sentence shall replace the first sentence of Section 4 for purposes of Options, SARs and Awards granted under this Annex 2:

Options, SARs and Awards may be granted to employees and independent contractors (i) of the Company and its Subsidiaries and (ii) of any Affiliate of the Company designated by the Board to participate in the Plan ((i) and (ii) collectively, “Eligible Individuals”) as the Committee shall select; provided, however, that individuals who were employees of Liberty Global, Inc. or any of its Subsidiaries as of the date immediately prior to the consummation of the Merger shall not be Eligible Individuals.

Section 13

Section 13 Termination of Service; Effect of Certain Events. References in Section 13 to “employment” shall be replaced with references to “service” for purposes of Options, SARs and Awards granted under this Annex 2.

Section 14

Section 14 Effect of Transfer of Service; Rights as an Independent Contractor. References in Section 14 to (i) “employ” and “employment” shall be replaced with references to “service” and (ii) “employee” shall be replaced with references to “independent contractor”, in each case for purposes of Options, SARs and Awards granted under this Annex 2.

Section 15

Section 15 Other Provisions. References in Section 14 to “employee of the Company” shall be replaced with references to “independent contractor of the Company” for purposes of Options, SARs and Awards granted under this Annex 2.